PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite International Corporation Reports Fourth Quarter
and Full Year Financial Results

Provides 2017 outlook with continued strong growth in net sales and Adjusted EBITDA
Announces additional share repurchase authorization of $200 million

(Tampa, FL, February 22, 2017) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended January 1, 2017.

Business Highlights

Full year 2016 versus Full year 2015

•	Net sales increased 5% to $2.0 billion from $1.9 billion.

•	Net income attributable to Masonite increased to $99 million from a loss of $47 million.

•	Adjusted EBITDA* increased 24% and adjusted EBITDA margin* increased to 12.8%.

•	Repurchased $109 million of common shares.

Fourth Quarter 2016 versus Fourth Quarter 2015

•
Net sales decreased to $481 million versus $485 million. Excluding foreign exchange, the 53rd week in 2015 and the deconsolidation of Masonite Africa Limited ("MAL"), net sales would have increased 8%.

•	Net income attributable to Masonite increased to $15 million from a loss of $13 million.

•	Adjusted EBITDA increased to $61 million from $57 million.

“2016 was a strong year for Masonite. With our sixth consecutive year of positive growth of average unit price, we delivered a 12.8% adjusted EBITDA margin which is close to what we achieved following the last housing peak despite U.S. housing starts still running at approximately sixty percent of that level,” said Fred Lynch, president and CEO. “All three of our business segments delivered adjusted EBITDA margin improvements in 2016 as we continued to strategically invest in growth initiatives and returned capital to shareholders in the form of our share repurchase program.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Fourth Quarter 2016 Discussion
Net sales decreased 1% to $481 million in the fourth quarter of 2016, from $485 million in the comparable period of 2015. The decrease was primarily from 3% of negative foreign exchange, a 2% decline as a result of the deconsolidation of MAL in December 2015 and a 4% headwind as a result of the 53rd week in 2015. These decreases were partially offset by a 3% increase in total company sales volume and a 2% improvement in average unit price. Adjusting for foreign exchange, the deconsolidation of MAL, and the 53rd week in 2015, net sales would have increased 8%.

•
North American Residential net sales were $337 million, an 8% increase over the fourth quarter of 2015, driven primarily by a 9% increase in sales volume. Average unit price was essentially flat as we experienced faster growth in the interior door category, which carries lower average selling prices.

•
Europe net sales were $68 million, a 16% decrease over the fourth quarter of 2015, due to 17% of negative foreign exchange. Average unit price increased 3% but was largely offset by a decline in sales volume and components sales.

•
Architectural net sales were $70 million, a 6% decrease over the fourth quarter of 2015, driven by a 13% decline in sales volume which was partially offset by a 7% increase in average unit price. The sales volume decline was primarily the result of strong demand in our stock door business in the fourth quarter of 2015. The increase in average unit price was primarily the result of strength in higher end customized doors, which carry higher average unit prices than stock doors.

Total company gross profit increased 2% to $97 million in the fourth quarter of 2016, from $95 million in the fourth quarter of 2015. Gross profit margin increased 50 basis points to 20.1%, primarily due to the favorable impact of volume leverage on our fixed costs, higher average unit prices and lower commodities costs.

Selling, general and administrative expenses (SG&A) decreased 6% to $64 million in the fourth quarter of 2016 and SG&A as a percentage of net sales was 13.2%, a 70 basis point improvement versus the fourth quarter of 2015. The decrease in SG&A was largely due to a $2.1 million benefit as a result of currency declines. In addition, depreciation and amortization costs and personnel costs were both approximately $1.0 million lower when compared to the fourth quarter of 2015.

Net income attributable to Masonite increased $29 million to $15 million in the fourth quarter of 2016, from $(13) million in the comparable 2015 period. Adjusted EBITDA increased $4 million to $61 million for the fourth quarter of 2016, from $57 million in the comparable 2015 period. Excluding $7 million of non-recurring items in the fourth quarter of 2015, including a utilities refund, a sales tax accrual reversal and the 53rd week, Adjusted EBITDA would have increased approximately $11 million.

Diluted earnings per share were $0.49 in the fourth quarter of 2016 compared to $(0.43) in the comparable 2015 period. Diluted adjusted earnings per share* were $0.55 in the fourth quarter of 2016 compared to $0.54 in the comparable 2015 period.

Masonite repurchased 296,426 of its common shares in the fourth quarter, at an average price of $64.17, or approximately $19 million.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year 2016 Discussion
Net sales increased 5% to $1,974 million in the year ended January 1, 2017, from $1,872 million in the comparable period of 2015. The increase was primarily due to a 5% increase in sales volumes and a 3% improvement in average unit prices, partially offset by 3% of negative foreign exchange. In addition to the foreign exchange impact, net sales in the prior year period included $49 million from MAL. Adjusting for those sales in the prior year period and foreign exchange headwinds, net sales would have increased 11%.

•
North American Residential net sales were $1,351 million, a 13% increase over 2015, driven by a 13% increase in sales volumes. A 1% improvement in average unit price was offset by 2% negative foreign exchange. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 15%.

•
Europe net sales were $301 million, a 3% decrease compared to 2015. Excluding foreign exchange, net sales would have increased 6%, driven primarily by an 8% improvement in average unit price partially offset by 2% lower sales volumes.

•	Architectural net sales were $298 million, a 2% increase over 2015, driven primarily by 4% higher average unit price partially offset by 2% lower sales volumes.

Total company gross profit increased 17% to $410 million in 2016, from $351 million in 2015. Gross profit margin increased 210 basis points to 20.8% due to increases in average unit price, lower commodities costs and favorable fixed cost leverage due to higher sales volumes.

Selling, general and administrative expenses (SG&A) increased 7% to $260 million in 2016 and SG&A as a percentage of net sales was 13.2%, a 20 basis point increase versus the prior year. The increase in SG&A was largely attributable to an $8.3 million increase in personnel costs due to a combination of wage inflation and investments in additional personnel, a $3.9 million increase in professional fees, primarily related to IT and digital initiatives, and a $1.2 million increase in marketing costs. Foreign exchange benefited SG&A expense by $5 million.

Net income (loss) attributable to Masonite increased $145.7 million to $98.6 million in the 2016 fiscal year, from $(47) million in the comparable 2015 period. Included in net income is the previously disclosed $6.5 million income tax benefit in 2016 as a result of adopting new accounting standards related to share based compensation transactions.

Adjusted EBITDA increased 24% to $253 million in 2016, from $204 million in the comparable 2015 period.

Diluted earnings per share were $3.19 in the 2016 fiscal year compared to $(1.53) in the comparable 2015 period. Diluted adjusted earnings per share increased $1.54 to $3.03 in the 2016 fiscal year compared to $1.49 in the comparable 2015 period.

During the 2016 fiscal year Masonite repurchased 1.7 million of its common shares at an average price of $65.47, or approximately $109 million.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Share Repurchase Authorization
Masonite also announced today that its Board of Directors approved a new share repurchase program pursuant to which the Company intends to repurchase up to $200 million of its outstanding common shares. This is in addition to the existing share repurchase authorization approved in February 2016, under which approximately $41 million remained available for repurchases as of January 1, 2017. The Company expects to largely complete repurchases under both repurchase programs over the next two years, although neither program has a fixed expiration date. Assuming full utilization of the approximately $241 million aggregate authorization under both repurchase programs through repurchases made at $68.55, the Company’s February 21, 2017 closing share price, an aggregate of approximately 3.5 million shares, or 12% of total shares outstanding as of January 1, 2017, could be repurchased.

Any repurchases under the new and existing program will be made in the open market, in privately negotiated transactions or otherwise, subject to market conditions, applicable legal requirements, and other relevant factors. The share repurchase programs do not obligate the Company to acquire any particular amount of common shares, and it may be suspended or terminated at any time at the Company’s discretion. The timing of the repurchases and the actual amount repurchased will be determined by the Company based on its evaluation of a variety of factors, including the market price of the Company’s common shares, general market and economic conditions, and other factors. Repurchases under the share repurchase program are permitted to be made under one or more Rule 10b5-1 plans, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under applicable insider trading laws.

“We are in a stronger financial position than we have been for many years and remain optimistic about the near term outlook for our business,” said Russ Tiejema, executive vice president and CFO. “This additional authorization reflects the ongoing strength of Masonite’s balance sheet and operating cash flow and our commitment to simultaneously return value to our shareholders while investing to grow our business."

2017 Outlook
Masonite’s 2017 annual outlook assumes mid-single digit U.S. housing completions, low to mid-single digit growth in the U.S. repair, renovation and remodel market, continued strength in our U.K. Door-Stop International business and modest growth in the North American Architectural market. We anticipate both the U.K. and Canadian housing markets to be relatively flat. The Company expects full-year 2017 net sales growth in the range of seven to nine percent. Excluding anticipated impacts of foreign exchange the Company expects net sales growth of eight to ten percent.

The Company expects 2017 Adjusted EBITDA to be in the range of $285 million to $305 million and diluted adjusted earnings per share of $4.10 to $4.60.

We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on February 23, 2017. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q4'16 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through March 9, 2017. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13653876.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2017 outlook, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom passage of legislation authorizing its exit from the European Union; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

shortage in supplies; our ability to keep pace with technological developments; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate and Other	Consolidated	% Change
Fourth quarter 2015 net sales	$310.9	$81.3	$74.8	$18.4	$485.4
Volume*	27.6	(1.2)	(9.5)	(12.0)	4.8	1.0%
Average unit price	(0.6)	2.8	5.3	—	7.5	1.5%
Other	0.7	(1.2)	(0.4)	(0.4)	(1.3)	(0.3)%
Foreign exchange	(1.9)	(13.4)	—	(0.1)	(15.4)	(3.2)%
Fourth quarter 2016 net sales	$336.7	$68.3	$70.2	$5.9	$481.0	(0.9)%
Year over year growth, net sales	8.3%	(16.0)%	(6.1)%	(67.9)%

Fourth quarter 2015 Adjusted EBITDA	$45.6	$9.9	$4.9	$(3.6)	$56.8
Fourth quarter 2016 Adjusted EBITDA	$49.9	$7.9	$5.8	$(3.0)	$60.6
Year over year growth, Adjusted EBITDA	9.4%	(20.2)%	18.4%	nm	6.7%

	North American Residential Segment	Europe Segment	Architectural Segment	Corporate and Other	Consolidated	% Change
Year to date 2015 net sales	$1,193.2	$311.8	$291.8	$75.1	$1,872.0
Volume*	160.4	(4.8)	(5.4)	(50.9)	99.2	5.3%
Average unit price	14.2	24.2	10.4	—	48.8	2.6%
Other	1.3	(2.0)	2.4	(0.3)	1.4	0.1%
Foreign exchange	(17.8)	(28.0)	(1.3)	(0.3)	(47.4)	(2.5)%
Year to date 2016 net sales	$1,351.3	$301.2	$297.9	$23.6	$1,974.0	5.4%
Year over year growth, net sales	13.3%	(3.4)%	2.1%	(68.6)%

Year to date 2015 Adjusted EBITDA	$165.6	$30.5	$23.3	$(15.1)	$204.2
Year to date 2016 Adjusted EBITDA	$212.6	$38.8	$25.2	$(24.1)	$252.5
Year over year growth, Adjusted EBITDA	28.4%	27.2%	8.2%	nm	23.7%

(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Net sales	$481,027	$485,422	$1,973,964	$1,871,965
Cost of goods sold	384,533	390,424	1,564,319	1,521,115
Gross profit	96,494	94,998	409,645	350,850
Gross profit as a % of net sales	20.1%	19.6%	20.8%	18.7%

Selling, general and administration expenses	63,488	67,576	260,364	244,145
Selling, general and administration expenses as a % of net sales	13.2%	13.9%	13.2%	13.0%

Restructuring costs	1,314	1,195	1,445	5,678
Asset impairment	1,511	—	1,511	9,439
Loss (gain) on disposal of subsidiaries	—	30,263	(6,575)	59,984
Operating income (loss)	30,181	(4,036)	152,900	31,604
Interest expense (income), net	7,028	7,165	28,178	32,884
Loss on extinguishment of debt	—	—	—	28,046
Other expense (income), net	(745)	1,782	(1,959)	(1,757)
Income (loss) from continuing operations before income tax expense (benefit)	23,898	(12,983)	126,681	(27,569)
Income tax expense (benefit)	6,196	(1,595)	21,787	14,172
Income (loss) from continuing operations	17,702	(11,388)	104,894	(41,741)
Income (loss) from discontinued operations, net of tax	(144)	(247)	(752)	(908)
Net income (loss)	17,558	(11,635)	104,142	(42,649)
Less: net income (loss) attributable to non-controlling interest	2,128	1,583	5,520	4,462
Net income (loss) attributable to Masonite	$15,430	$(13,218)	$98,622	$(47,111)

Earnings (loss) per common share attributable to Masonite:
Basic	$0.51	$(0.43)	$3.25	$(1.56)
Diluted	$0.50	$(0.43)	$3.17	$(1.56)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.51	$(0.43)	$3.27	$(1.53)
Diluted	$0.49	$(0.43)	$3.19	$(1.53)

Shares used in computing basic earnings per share	30,280,311	30,402,479	30,359,193	30,266,747
Shares used in computing diluted earnings per share	31,010,490	30,402,479	31,101,076	30,266,747

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	January 1, 2017	January 3, 2016
Current assets:
Cash and cash equivalents	$71,714	$89,187
Restricted cash	12,196	12,645
Accounts receivable, net	242,197	224,976
Inventories, net	225,940	208,393
Prepaid expenses	24,291	21,983
Income taxes receivable	2,399	1,762
Total current assets	578,737	558,946
Property, plant and equipment, net	542,088	534,234
Investment in equity investees	9,302	18,811
Goodwill	129,286	128,170
Intangible assets, net	190,154	225,932
Long-term deferred income taxes	9,478	16,899
Other assets, net	16,816	16,157
Total assets	$1,475,861	$1,499,149

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96,178	$96,480
Accrued expenses	133,799	136,029
Income taxes payable	1,201	9
Total current liabilities	231,178	232,518
Long-term debt	470,745	468,856
Long-term deferred income taxes	70,423	98,682
Other liabilities	43,739	43,527
Total liabilities	816,085	843,583
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 29,774,784 and 30,427,865 shares issued and outstanding as of January 1, 2017, and January 3, 2016, respectively	650,007	663,600
Additional paid-in capital	234,926	231,363
Accumulated deficit	(89,063)	(144,628)
Accumulated other comprehensive income (loss)	(148,986)	(107,948)
Total equity attributable to Masonite	646,884	642,387
Equity attributable to non-controlling interests	12,892	13,179
Total equity	659,776	655,566
Total liabilities and equity	$1,475,861	$1,499,149

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	January 1, 2017	January 3, 2016	January 1, 2017	January 3, 2016
Net income (loss) attributable to Masonite	$15,430	$(13,218)	$98,622	$(47,111)

Add: Asset impairment	1,511	—	1,511	9,439
Add: Loss (gain) on disposal of subsidiaries	—	30,263	(6,575)	59,984
Add: Loss on extinguishment of debt	—	—	—	28,046
Tax impact of adjustments	—	—	737	(3,248)
Adjusted net income (loss) attributable to Masonite	$16,941	$17,045	$94,295	$47,110

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$0.50	$(0.43)	$3.17	$(1.56)
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.55	$0.54	$3.03	$1.49

Shares used in computing diluted EPS	31,010,490	30,402,479	31,101,076	30,266,747
Incremental shares issuable under share compensation plans and warrants	—	1,171,874	—	1,304,745
Shares used in computing diluted Adjusted EPS	31,010,490	31,574,353	31,101,076	31,571,492

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For any periods presented which result in a net loss, no potential common shares relating to our equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given our net loss position for those periods.

	Three Months Ended January 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$49,930	$7,905	$5,828	$(3,014)	$60,649
Less (plus):
Depreciation	7,447	1,972	2,797	2,010	14,226
Amortization	870	1,997	1,773	888	5,528
Share based compensation expense	—	—	—	6,868	6,868
Loss (gain) on disposal of property, plant and equipment	252	391	378	—	1,021
Restructuring costs	—	(2)	1,313	3	1,314
Asset impairment	—	—	1,511	—	1,511
Interest expense (income), net	—	—	—	7,028	7,028
Other expense (income), net	—	411	—	(1,156)	(745)
Income tax expense (benefit)	—	—	—	6,196	6,196
Loss (income) from discontinued operations, net of tax	—	—	—	144	144
Net income (loss) attributable to non-controlling interest	767	—	—	1,361	2,128
Net income (loss) attributable to Masonite	$40,594	$3,136	$(1,944)	$(26,356)	$15,430

	Three Months Ended January 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$45,615	$9,905	$4,925	$(3,605)	$56,840
Less (plus):
Depreciation	7,896	2,157	2,145	2,692	14,890
Amortization	1,295	2,806	2,311	1,069	7,481
Share based compensation expense	—	—	—	6,261	6,261
Loss (gain) on disposal of property, plant and equipment	53	292	436	5	786
Restructuring costs	2	87	—	1,106	1,195
Loss (gain) on disposal of subsidiaries	—	—	—	30,263	30,263
Interest expense (income), net	—	—	—	7,165	7,165
Other expense (income), net	(50)	882	—	950	1,782
Income tax expense (benefit)	—	—	—	(1,595)	(1,595)
Loss (income) from discontinued operations, net of tax	—	—	—	247	247
Net income (loss) attributable to non-controlling interest	866	—	—	717	1,583
Net income (loss) attributable to Masonite	$35,553	$3,681	$33	$(52,485)	$(13,218)

	Year Ended January 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$212,619	$38,795	$25,160	$(24,061)	$252,513
Less (plus):
Depreciation	31,159	8,480	9,622	8,343	57,604
Amortization	4,383	9,069	7,999	3,276	24,727
Share based compensation expense	—	—	—	18,790	18,790
Loss (gain) on disposal of property, plant and equipment	1,094	564	484	(31)	2,111
Restructuring costs	—	19	1,313	113	1,445
Asset impairment	—	—	1,511	—	1,511
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	(5,144)	(6,575)
Interest expense (income), net	—	—	—	28,178	28,178
Other expense (income), net	—	557	—	(2,516)	(1,959)
Income tax expense (benefit)	—	—	—	21,787	21,787
Loss (income) from discontinued operations, net of tax	—	—	—	752	752
Net income (loss) attributable to non-controlling interest	3,389	—	—	2,131	5,520
Net income (loss) attributable to Masonite	$172,594	$21,537	$4,231	$(99,740)	$98,622

	Year Ended January 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$165,560	$30,468	$23,281	$(15,112)	$204,197
Less (plus):
Depreciation	31,456	8,105	8,223	11,376	59,160
Amortization	4,954	6,860	8,428	3,483	23,725
Share based compensation expense	—	—	—	13,236	13,236
Loss (gain) on disposal of property, plant and equipment	796	325	548	(298)	1,371
Restructuring costs	10	2,501	—	3,167	5,678
Asset impairment	—	9,439	—	—	9,439
Loss (gain) on disposal of subsidiaries	—	29,721	—	30,263	59,984
Interest expense (income), net	—	—	—	32,884	32,884
Loss on extinguishment of debt	—	—	—	28,046	28,046
Other expense (income), net	(50)	1,087	—	(2,794)	(1,757)
Income tax expense (benefit)	—	—	—	14,172	14,172
Loss (income) from discontinued operations, net of tax	—	—	—	908	908
Net income (loss) attributable to non-controlling interest	3,323	—	—	1,139	4,462
Net income (loss) attributable to Masonite	$125,071	$(27,570)	$6,082	$(150,694)	$(47,111)